Exhibit 10.26

SECOND AMENDMENT TO LOAN AGREEMENT

(NORTHERN LIGHTS ETHANOL, LLC)

U.S. BANK NATIONAL ASSOCIATION (“Lender”), and NORTHERN LIGHTS ETHANOL, LLC,

a South Dakota limited liability company (“Borrower”), by this Second Amendment to Loan Agreement (this “Amendment”), hereby agree to amend the terms of “Schedule V” which is attached to and incorporated into the Loan Agreement between them dated the 11th day of July, 2001, as amended by a “Amendment to Loan Agreement” dated as of the 22nd day of June, 2004 (collectively referred to herein as the “Loan Agreement”) as follows:

NOW THEREFORE, Schedule V of the Loan Agreement is amended as follows:

Amendment Section 1. That unnumbered paragraph entitled “Working Capital” is deleted in its entirety and replaced with the following:

‘Working Capital” The Borrower will not permit its Working Capital (the excess of its current assets over its current liabilities) to be less than $4,000,000.00 as of the effective date of this Amendment, and at any time thereafter. For purposes of this definition “current assets” includes that amount of principal which at the date Working Capital is calculated is available for advance to Borrower under the $5,000,000.00 Revolving Promissory Note amended March 30, 2005 (including any renewal or replacement of such Note); provided that on such date Borrower would be entitled to have such additional amount advanced under the terms of such Note.

Amendment Section 2. That unnumbered paragraph entitled “Fixed Charge Coverage Ratio” is deleted in its entirety and replaced with the following:

“Fixed Charge Coverage Ratio.” For any period of determination with respect to the Borrower, the ratio of

(a) EBITDA minus (i) any dividends or other distributions, and (ii) the greater of (A) expenditures for fixed and capital assets not financed or (B) $500,000,

to

(b) all required principal payments with respect to Total Liabilities (including but not limited to all payments with respect to capitalized lease obligations of the Borrower), plus interest expenses in each case determined for said period in accordance with GAAP.

Amendment Section 3. Those unnumbered paragraphs entitled “Cash Flow Recapture” and “Excess Cash Flow” are deleted in their entirety.

Amendment Section 4. That unnumbered paragraph entitled “Dividends” is deleted in its entirety and replaced with the following:

“Dividends.” The Borrower may periodically make distributions to its Members as the Borrower may determine are appropriate where: (i) Borrower first provides Lender a full and accurately completed and signed Compliance Certificate establishing that after the payment of the proposed distributions, Borrower will remain in compliance with the requirements of this Loan Agreement, including Schedule V hereto and the other Loan Documents; and (ii) such distribution would not be in violation of SDCL 47-34A-406, or any other applicable law. The Compliance Certificate shall be in the form Lender may from time-to-time otherwise specify.

Amendment Section 5. This Amendment is effective March 30, 2005. This Amendment shall be interpreted consistently with the terms of the Loan Agreement; however to the extent there is a conflict in the provisions of the Loan Agreement and this Amendment, the terms of this Amendment shall control. Any capitalized terms not defined herein shall have the definition given such term in the Loan Agreement.

IN WITNESS WHEREOF, the parties have entered into this Amendment effective as of the 30th day of March, 2005.

NORTHERN LIGHTS ETHANOL, LLC

By:	/s/	Delton Strasser
Delton Strasser
Its: President

U.S. BANK NATIONAL ASSOCIATION

By:	/s/	Carl Johnson
Carl Johnson
Its: Assistant Vice President